Exhibit 99.1

The Michaels Companies, Inc. Announces Notice for Final Redemption of 7.50%/8.25% Senior PIK Toggle Notes due 2018

IRVING, Texas – April 6, 2015 – The Michaels Companies, Inc. (NASDAQ: MIK) today announced that an irrevocable notice of redemption was delivered to the holders of the 7.50%/8.25% Senior PIK Toggle Notes due 2018 (the “Holdco Notes”). Pursuant to the notice, on May 6, 2015, $180.9 million in principal of the Holdco Notes will be redeemed.  The redemption price will include a 2.0% premium which the Company will report in the second quarter of fiscal year 2015 as $3.6 million in debt extinguishment costs.  Additionally, there will be $2.4 million of accelerated amortization expense also included in debt extinguishment costs for the second quarter of fiscal 2015 related to the early redemption of principal.  All accrued and unpaid interest on the $180.9 million will be paid in connection with the redemption on May 6, 2015.  This final payment will retire the Holdco Notes, and the Company will benefit from $10.2 million in interest savings in fiscal year 2015 related to this early redemption of the Holdco Notes.

About The Michaels Companies, Inc.

The Michaels Companies, Inc. is North America's largest specialty retailer of arts and crafts. As of January 31, 2015, the Company owns and operates 1,168 Michaels stores in 49 U.S. states and Canada and 120 Aaron Brothers stores, and produces 12 exclusive private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, ArtMinds®, Artist's Loft®, Craft Smart®, Loops & Threads®, Imagin8® and Make MarketTM. Visit www.michaels.com for additional information.

For more information:

ICR, Inc.

Farah Soi / Anne Rakunas

203.682.8200

Farah.Soi@icrinc.com / Anne.Rakunas@icrinc.com